Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Corp.

We consent to the use of our reports dated April 10, 2020, with respect to the consolidated balance sheet of Atlas Corp. as of December 31, 2019, the related consolidated statements of operations, shareholder’s equity and cash flows for the period from the date of incorporation on October 1, 2019 to December 31, 2019, and the related notes, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus forming part of the Registration Statement on Form F-3 filed by Atlas Corp.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

May 11, 2020